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                                 Exhibit 21.01

                                 SUBSIDIARIES

  Choice Capital Corp., a Delaware corporation
  Choice Hotels Australia Pty. Ltd. (90% owned), an Australian company
  Choice Hotels Canada Inc. (50% owned), an Ontario, Canada corporation
  Choice Hotels International Services Corp., a Delaware corporation
  711 West Development Park, LLC, a Delaware limited liability company Brentwood Boulevard Hotel Development LLC, a Delaware limited liability company
  Park Lane Drive Hotel Development LLC, a Delaware limited liability company Dry Pocket Road Hotel Development, LLC, a Delaware limited liability company

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